10.1
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

DISTRIBUTION SERVICES AGREEMENT
This Distribution Services Agreement (“Agreement”), effective as of August 4, 2017 (the “Effective Date”), is made by and between Corcept Therapeutics Inc., having its principal place of business at 149 Commonwealth Drive, Menlo Park, CA 94025 (“Corcept”) and Optime Care, Inc., having its principal place of business at 4060 Wedgeway Court, Earth City, MO 63045 (“Optime”). Corcept and Optime shall be referred to herein together from time to time as the “Parties,” and individually as a “Party.”
Whereas, Corcept develops, manufactures, and sells certain proprietary pharmaceutical drugs;
Whereas, Optime is in the business of providing certain clinical and administrative specialty pharmacy services;
Whereas, Corcept wishes Optime to provide certain speciality pharmacy services for certain of Corcept’s pharmaceutical drugs; and
Whereas, Optime desires to provide such services to Corcept pursuant to the terms and conditions contained in this Agreement.
Now, Therefore, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions.
1.1“Adverse Enforcement Action” shall have the meaning set forth in Section 13.1(i).
1.2“Adverse Event” shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with the treatment, including any variant of an “adverse drug experience” as those terms are defined at either 21 C.F.R. Section 312.32 or 21 C.F.R. Section 314.80 and the relevant non-FDA equivalents, whether arising in or outside of a clinical study.
1.3“Agreement” shall have the meaning set forth in the preamble.
1.4“Applicable Laws” shall mean all applicable federal, state, and local laws and governmental agency regulations and requirements, including without limitation the FDCA; HIPAA; the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the U.S. Foreign Corrupt Practices Act of 1977, as amended; the Public Contracts Anti-Kickback Act (41 U.S.C. § 51 et seq.); the Stark Law (42 U.S.C. § 1395nn); the Drug Supply Chain Security Act; patient confidentiality and privacy laws; Medicare and Medicaid laws under Title XVIII and XIX of the Social Security Act; and Missouri Uniform Trade Secret Act.
1.5“Claims” shall have the meaning set forth in Section 15.1.
1.6“Co-Pay Organization” shall have the meaning set forth in Section 3.8(g)(ii)

1.7“Co-Payment Assistance Program” shall have the meaning set forth in Section 3.8(g)(ii).
1.8“Confidential Information” shall have the meaning set forth in Section 9.1.
1.9“Corcept” shall have the meaning set forth in the preamble.
1.10“Corcept Funds” means any payments, funds, and/or monies that Optime receives or collects on behalf of Corcept, including without limitation payments from public and private payors, providers, patients, charities, or patient assistance programs on behalf of patients.
1.11“Corcept Group” shall have the meaning set forth in Section 15.1.
1.12“Corcept Pre-Existing Intellectual Property” shall have the meaning set forth in Section 10.1.
1.13“Corcept Representative” shall have the meaning set forth Article 4.
1.14“Corcept Work Product” shall mean the Deliverables and all Work Product other than Optime Work Product.
1.15“Customers” shall mean Patients and other purchasers of the Product, including, without limitation, hospitals, physicians, pharmacies, and clinics.
1.16“Deliverables” shall mean all reports, data, analyses and other information that Optime shall provide Corcept pursuant to each Task Order.
1.17“Disclosing Party” shall have the meaning set forth in Section 9.2.
1.18“Effective Date” shall have the meaning set forth in the preamble of this Agreement.
1.19“FDA” shall mean the U.S. Food and Drug Administration.
1.20“FDCA” shall mean the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto.
1.21“Financial Control” shall have the meaning set forth in Section 3.2.
1.22“Financial Statements” shall have the meaning set forth in Section 13.1(k).
1.23“Government or Public Official” shall have the meaning set forth in Section 13.3.
1.24“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Public Law No. 104-191, as amended, including the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, including but not limited to 45 C.F.R. Parts 160 and 164.
1.25“Losses” shall have the meaning set forth in Section 15.1.
1.26“Marks” shall have the meaning set forth in Section 10.5(b).
1.27“Material” shall have the meaning set forth in Section 3.5

1.28“Optime Group” shall have the meaning set forth in Section 15.2.
1.29“Optime Pre-Existing Intellectual Property” shall have the meaning set forth in Section 10.1.
1.30“Optime Work Product” means [**].
1.31“Organization” shall have the meaning set forth in Section 3.8(g)(i)
1.32“Party” and “Parties” shall have the meaning set forth in the preamble.
1.33“Patient” shall mean patients purchasing or prescribed the Product.
1.34“Patient Assistance Program” shall have the meaning set forth in Section 3.8(g)(i)
1.35“Payment Schedule” shall have the meaning set forth in Article 6.
1.36“Previous Agreements” shall have the meaning set forth in Section 9.1.
1.37“Price” shall have the meaning set forth in Article 6.
1.38“Product” shall mean a pharmaceutical product owned or controlled by Corcept, to be further defined in each Task Order.
1.39“Product Complaint” shall mean any communication that contains any allegation, written, electronic, or oral, expressing concern, for any reason, regarding the quality of a Product, including foul odor, off taste, illness or injury, disintegration time, color variation, tablet size or size variation, under-filled container, foreign material in a Product container, improper packaging, mislabeling, or Products that are superpotent, subpotent, or containing the wrong ingredient or any contaminant, such as bacteria, pesticide, mycotoxin, glass, or lead.
1.40“Project” shall have the meaning set forth in Section 2.1.
1.41“Project Director” shall have the meaning set forth in Article 4.
1.42“Receiving Party” shall have the meaning set forth in Section 9,2.
1.43“Records” shall have the meaning set forth in Section 8.1.
1.44“Representatives” shall have the meaning set forth in Section 9.2.
1.45“Services” means the activities relating to the Product that shall be performed by Optime under this Agreement.
1.46“Standard Operating Procedure” or “SOP” shall have the meaning set forth in Section 3.2.
1.47“Task Order” shall have the meaning set forth in Section 2.1.
1.48“Term” shall have the meaning set forth in Section 18.1.
1.49“Territory” shall have the meaning set forth in each Task Order.

1.50“Third Party” shall mean a Party other than Corcept and its affiliates and Optime and its affiliates.
1.51“Work Product” means [**].
2.Task Orders.
2.1Task Orders. Optime shall provide the Services in the form of separate defined projects (each, a “Project”), which shall each be defined in a separate task order (“Task Order”) in the form attached hereto as Exhibit A. Optime shall render the Services as set forth in the applicable Task Order. Each Task Order shall be agreed upon by the Parties on a Project-by-Project basis and shall set forth with respect to each Project the following elements, among others, as applicable:
(a)Product and Territory;
(b)Name of Optime Project Director and Corcept Representative;
(c)Optime personnel, defined by title and role (not named individuals), to be staffed for the Project;
(d)Description of Services;
(e)SOPs and Financial Controls applicable to the Project;
(f)Project schedule and timeline for the performance of the Services;
(g)Service fees under the Project and payment schedule;
(h)Product Complaint and Adverse Event contact information; and
(i)All other matters pertinent to completion of the Project.
In the event of a conflict between the terms of a Task Order and this Agreement, the terms of this Agreement shall govern. Each Task Order shall expressly reference this Agreement and, upon execution by both Parties, shall be attached hereto and incorporated herein as a part of this Agreement.
2.1Change Orders. If Corcept requests any changes to the Services being performed or to be performed under a Project, Optime shall prepare an amended Task Order reflecting such changes, [**]. Upon Corcept’s written approval of the amended Task Order, such Task Order shall amend and restate the original Task Order and shall be incorporated herein, and Optime shall perform the Project in accordance with such amended Task Order. Notwithstanding anything herein to the contrary, to the extent that changes to the Services requested by Corcept consist of a reduction in the Services to be performed for a particular Project, at Corcept’s request and prior to Corcept’s written approval of an amended Task Order, Optime shall immediately perform only such reduced Services and the Parties shall negotiate in good faith a reduction to the compensation schedule and an amended Task Order reflecting such change as soon as practicable.
3.Project Performance.
3.1Conduct.

(a)Optime shall use its [**] to provide facilities, supplies and personnel of appropriate professional qualifications training and experience necessary to perform the Services for each Project as provided in the applicable Task Order. Optime shall conduct each Project in accordance with the applicable Task Order, which may be amended from time to time by written agreement between the Parties pursuant to Section 2.2. Subject to Section 2.2, Optime shall not change or deviate from any Task Order without Corcept’s prior written approval. Non-material deviations from a Task Order may be made by Optime if such deviations are required to successfully perform the Services and Optime has obtained Corcept’s prior written agreement as to the necessity of such deviations and [**]. Material deviations may only be undertaken pursuant to a signed Change Order.
(b)Optime shall perform the Services [**] and in accordance with all Applicable Laws and shall cause its personnel to perform all activities under this Agreement [**] and in accordance with all Applicable Laws. In the event of a change in regulatory requirements, Optime shall make [**] to satisfy any new requirements that become effective during the applicable portion of the Task Order.
(c)Optime shall install appropriate quality controls to ensure compliance with this Agreement and each Task Order, as applicable, and shall comply with, and shall train and cause its personnel associated with each Task Order to comply with, all applicable SOPs and Financial Controls at all times. Optime shall train those personnel associated with the applicable Task Order to assure compliance with the SOPs and Financial Controls.
(d)Optime shall keep complete and accurate records of the status and progress of each Project and the Services provided thereunder.
3.2SOPs and Financial Controls. In addition to the standard operating procedures and financial controls relating to its ordinary course of business apart from the Services, Optime shall establish and maintain standard operating procedures (“SOPs”) and financial controls (“Financial Controls”) that are related to the performance of the Services. As implemented by Optime, the Financial Controls shall be sufficient to permit Corcept to rely on the data provided by Optime to prepare its financial reports according to generally accepted accounting principles (“GAAP”) and the requirements of the Sarbanes-Oxley Act of 2002. As soon as practicable after the Effective Date, Optime shall [**] and [**]. During the Term, Optime shall also [**] and [**] and whether those [**]. Optime must [**]. Optime shall [**]. For the avoidance of doubt, [**].
3.3Optime may amend any SOP or the Financial Control [**], provided, however, [**].
3.4Subcontractors. Optime may subcontract its obligations under this Agreement only with Corcept’s prior written approval. Any authorized subcontractor shall be subject to all of the terms and conditions applicable to Optime under this Agreement or any Task Order, including Sections 9 (Confidential Information) and 10 (Intellectual Property; Work Product; Storage) and Optime shall be responsible and retain primary liability for the performance of all obligations of subcontractors selected, managed and contracted by Optime. All agreements with subcontractors must be in writing. A copy of any agreement with a subcontractor shall be provided to Corcept upon written request. Optime acknowledges and agrees that a breach by any of its subcontractors under this Agreement shall be treated as a breach by Optime. In such circumstance, Optime expressly waives any requirement that Corcept exhaust any right, power or remedy, or proceed directly against such subcontractor for any obligation or performance under this Agreement. For clarity, vendors that Optime may engage in the ordinary course of business, including without limitation, shredding vendors, answering service vendors, pharmacy and patient management and reporting software platform vendors and other information technology service vendors, mailing and delivery service vendors, accounting, auditing and management consulting vendors, shall not be deemed subcontractors of Optime for the purposes of this Agreement.
3.5Marketing and Promotion. During the Term, Corcept or its designee may provide Optime with Corcept-approved information, language and other such materials relating to the Products or any programs or services relating to the Products that are offered to Customers by Corcept to assist Optime in performing the Services, which may include information regarding (a) [**], (b) [**], (c) [**], and (d) [**] (collectively, the “Materials”). All Materials and all intellectual property rights therein shall be solely owned by Corcept and shall be presumed to be the Confidential Information of Corcept, unless proven otherwise. All Materials distributed by Optime must be approved in writing by Corcept prior to any communication or provision thereof by Optime to Customers or any other third Parties. Optime shall not produce or include with any such Materials its own materials regarding the Products. In no event shall Optime make any representation, warranty or guarantee to any Third Party about Corcept or the Products, whether orally or in writing, except as may be specifically approved by Corcept in writing.
3.6Database. Optime shall maintain a secure database to store all Records, Deliverables and Corcept Work Product pursuant to the requirements of the applicable SOPs, Financial Controls and/or Applicable Laws. Before disclosing identifiable Patient information to Corcept, Optime shall provide (or receive from Corcept) an appropriate and valid waiver signed by the applicable Patient permitting Optime to disclose such Patient’s information to Corcept. Patient information for those Patients who have not provided appropriate and/or valid waivers shall be de-identified in a manner mutually agreed by the Parties prior to disclosure by Optime. Upon Corcept’s request, Optime shall provide Corcept with de-identified information related to all Patients.
3.7Provider and Supplier Agreements. Corcept and Optime shall each obtain and maintain all provider or supplier agreements and numbers necessary for the submission by Optime of claims to Payors. Corcept and Optime shall each make available to the other, upon reasonable request, documentation of all of its applicable federal, state and professional licenses, certificates, and provider or supplier agreement numbers.
3.8Product Distribution. To the extent Corcept provides Optime with Product inventory under this Agreement, the following shall apply:
(e)Title. Corcept shall provide Products to Optime for dispensing to Customers. Optime shall not take title to any Product. Title to Product shall pass directly from Corcept to Customers at the time the Products are received by such Customer.
(f)Compliance. Optime shall at all times handle, store, and distribute the inventory of the Product in accordance with the specifications for storage and handling of the Products provided to Optime by Corcept, and any deviations from such specifications shall be reported to Corcept immediately. In handling, storing, selling and distributing the Products, Optime shall comply with Applicable Laws, SOPs, Financial Controls, and Corcept’s written instructions, if any. At Corcept’s request, Optime shall provide Corcept with evidence of compliance with Applicable Laws, including but not limited to, copies of state licenses, permits and inspection reports for Optime’s facilities.
(g)Inventory Monitoring and Storage. Optime shall record receipt, inventory levels, and shipments of Products pursuant to each Task Order, including each Task Order’s applicable SOPs and Financial Controls.

(h)Inspection and Audit. Upon reasonable notice, Corcept shall have the right to inspect and/or audit Optime’s inventory of Products. Optime shall cooperate and assist Corcept in connection with any such inspection and/or audit; provided that Corcept shall not unreasonably disrupt Optime’s business operations in the conduct of such inspection and/or audit.
(i)Shipment. Optime shall use [**] to maintain an adequate inventory of Products to respond to Customer demands and ensure that such inventory is provided to Customers in accordance with applicable SOPs and Financial Controls.
(j)Product Recalls. Optime agrees to [**] with Corcept in recalling or returning any Products that Corcept identifies to Optime in writing as being the subject of a recall or withdrawal. Such recall or withdrawal shall be at Corcept’s expense, and Corcept will replace Products recalled or withdrawn, and reimburse Optime for mailing, shipping and all reasonable and documented costs and expenses incurred as a result of such recall or withdrawal; provided, however, that Optime has no right to any replacement Product and shall be responsible for the costs of such recall or withdrawal and replacement Product to the extent that such recall or withdrawal is attributable to the negligence, recklessness or intentional misconduct of Optime or breach of this Section 3.8(f) by Optime. During the Term and for [**] years following the Term, Optime will maintain complete and accurate records of all Products sold to facilitate compliance with this Section 3.8(f). Optime will comply with Corcept’s written instructions concerning communications with the public and the procedures to be observed during a recall or withdrawal of Products.
(k)Patient Assistance Programs.
(i)Corcept may contract with or sponsor foundations or organizations (“Organizations”) that offer eligibility services for free Products to Patients who have no insurance coverage or financial means to cover all or part of the full cost of the Product (the “Patient Assistance Program”). Optime shall [**]. Upon Optime’s receipt of a (A) [**] and (B) [**].
(ii)Corcept may contract with such Organization or another foundation or organization (“Co-Pay Organization”) to assist Patients who cannot afford Products to obtain financial assistance for out-of-pocket expenses from the Co-Pay Foundations “Co-Pay Assistance Program”). Optime shall [**]. Upon Optime’s receipt of a (A) [**] and (B) [**] and the [**] from the [**]. Nothing in this Section 3.8(g)(ii) shall [**].
4.[**]
(a)Optime shall [**]. In no event shall [**] (i) [**], including without limitation [**], and (ii) [**], including without limitation (A) [**], including without limitation [**], or (B) [**], including without limitation [**].
(b)Optime shall [**], but [**].
(c)[**] shall be free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent at all times during the Term.

(d)In the event, as of the Effective Date, the [**], Optime agrees to use its [**] to establish [**], as promptly as [**] possible, [**] days of the Effective Date, unless otherwise agreed by the Parties. Optime’s breach of this Section 4(d) shall be deemed a material breach by Optime.
5.Project Director and Personnel.
Optime shall appoint a project director (“Project Director”) to be responsible for the completion of each Project by Optime. The Project Director shall coordinate performance of a Project with a representative designated by Corcept (“Corcept Representative”), which representative shall have responsibility over all matters relating to performance of such Project on behalf of Corcept. Unless otherwise agreed in the relevant Task Order, all communications between Optime and Corcept regarding the conduct of a Project shall be addressed to or routed directly through the Project Director and Corcept Representative for such Project. Optime and Corcept may, upon written notice to the other Party, substitute Project Directors or Corcept Representatives during the course of a Project. Optime shall arrange for qualified personnel necessary and desirable to meet fully Optime’s obligations under this Agreement, whereby the number of such qualified personnel and the title and/or position of each such personnel shall be listed in each applicable Task Order.
6.Payment and Budget
Each Task Order shall include the applicable fees for the Services to be performed by Optime with respect to the applicable Project and a schedule for the payment of such fees (the “Payment Schedule”). Optime shall provide to Corcept invoices in accordance with the Payment Schedule under the applicable Task Order that summarize the Services performed for the applicable Project during the period of time covered by such invoices. Corcept shall pay the undisputed amounts contained in each invoice within [**] days of receipt of an invoice from Optime, unless otherwise indicated in the Payment Schedule in the applicable Task Order, unless the Parties mutually agree in writing to different payment terms. Corcept shall not be obligated to pay Optime any disputed amounts in any invoice or any amount for the performance of the Services hereunder other than those amounts set forth in the applicable Task Order, unless the Parties otherwise agree in writing. Corcept shall promptly notify Optime of any disputed invoices, and the Parties shall use commercially reasonable efforts to resolve any disputes concerning an invoice in good faith and in a reasonable period.
7.Compliance with Applicable Law
Optime shall maintain industry standards of professional conduct in the performance of each Project and in the preparation of all reports. Optime shall adhere to all Applicable Laws in the performance of each Project and in the preparation of all reports. Should such laws change, Optime shall make every reasonable effort to satisfy the new requirements. In the event that compliance with such new Applicable Laws necessitates a change in the Task Order for a Project in any material respect, Optime shall submit to Corcept a written, revised technical and cost proposal for Corcept’s written acceptance prior to making any changes in the Task Order for such Project.
8.Records; Inspections; Regulatory
8.1Maintenance of Records; Inspection of Records. During the Term and for [**] years thereafter, Optime shall maintain complete, true, and accurate written records relating to the performance of this Agreement, including without limitation orders, invoices, inventory records, accounting and financial records, including internal and external financial audit records, SOPs, Financial Controls, all Customer related records (including Patient data as stored and archived pursuant to the applicable SOPs, Financial Controls and all Applicable Laws) and correspondence pursuant to this Agreement, Customer sales records, inventory-related transactions for the Products (collectively, the “Records”). During such period, upon at least [**] days’ prior written notice, accompanied by a detailed audit scope, and during normal business hours, Corcept or its independent auditor (provided that such auditor is subject to Optime’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed, other than to require that such auditor has executed a confidentiality agreement with Optime), shall be entitled to audit and inspect those books and records of Optime that are maintained in connection with the performance of Optime’s obligations under this Agreement, including the Records for purposes of confirming compliance with this Agreement and Applicable Laws. Subject to Section 3.6 and unless permitted under Applicable Law, no Protected Health Information (as defined under HIPAA) will be included in the scope of any audit. [**]. Any review shall be conducted so as not to unreasonably interfere with Optime’s business. If a review uncovers errors or variations resulting in an underpayment or overpayment of amounts due for the period subject to the review, Optime will be entitled to receive the final written report. Both Parties are obligated to maintain the confidentiality of copies of the final report from the independent expert and may share such reports only with advisors under an obligation of confidentiality. Prompt adjustment will be made to fees paid to compensate for any errors or omissions disclosed by such review. Any such review will be paid for by Corcept unless discrepancies are disclosed that amount to [**] or more of the fees payable by Corcept to Optime, in which case Optime shall bear the reasonable costs of such review.
8.2Financial Audit. On an annual calendar basis, Optime shall obtain a financial audit from an independent external auditor (the “External Auditor”). Optime shall promptly (and in any event within [**] days) provide Corcept with (a) all reports it receives from both the External Auditor regarding Optime’s financial controls, (b) a summary income statement, balance sheet and statement of cash flows and (c) any material audit findings. All such reports shall be deemed Confidential Information of Optime and shall be subject to Article 9 (Confidential Information).
8.3Regulatory Inspections. Optime shall within [**] notify Corcept in writing in the event Optime receives any notice of inspection from a regulatory agency, including the FDA, regarding facilities, operations or procedures used in the provision of the Services hereunder. If allowed by Applicable Law, Optime shall provide Corcept copies of any such notices and/or communications. To the extent not prohibited by Applicable Law, Optime shall discuss in good faith with Corcept any corrective actions to be implemented by Optime and shall enable representatives of Corcept to participate in (including without limitation by providing reasonable advance notice of) any communications or meetings on this subject with any regulatory authority. In the event Optime does not receive any prior notice of a regulatory inspection, Optime shall immediately notify Corcept after such inspection, and will provide in writing to Corcept, to the extent permitted by Applicable Laws, regulatory guidance or court order, copies of all materials, correspondence, statements, forms, and records related to this Agreement and received or generated pursuant to such inspection. Optime shall take all reasonable actions requested by Corcept to cure deficiencies as noted during any such inspection.
8.4Other Regulatory Correspondence. Optime shall immediately, but within [**] days, notify Corcept in writing in the event Optime receives any notices or other communications (such as notice of inquiry, notice of loss of licensure, and resulting findings) from a regulatory agency, other than a notice of inspection, regarding any matter related to this Agreement, including any facilities, operations or procedures used in the provision of the Services hereunder. The Parties agree that Corcept shall have the primary responsibility for preparing any responses to any such notices relating to this Agreement that may be required by the regulatory authority; provided, however, that Optime shall have the primary responsibility for preparing any responses relating solely to Optime’s operations and procedures. Optime shall provide any proposed correspondence to Corcept for review and approval before submission.

8.5Cooperation. If Corcept requests records, documents or other information from Optime pertaining to an inquiry from a governmental or regulatory authority or in relation to any third-Party dispute, Optime will promptly comply with such request.
8.6Product Complaints. Optime shall notify Corcept within [**] of becoming aware of any Product Complaints in connection with the use of the Products to Corcept’s quality assurance representative as provided in each applicable Task Order. Notifications under this Section 8.6 shall include the following information, if available:
(a)Reporting individual’s full name, address, and telephone number;
(b)Name of the Product being reported;
(c)A brief description of the complaint being reported; and
(d)Any other information reasonably necessary for Corcept to adequately report such Product Complaint to the FDA.
8.7Adverse Events. Optime shall notify Corcept within [**] of becoming aware of any Adverse Event in connection with the use of the Products to Corcept’s pharmacovigilance representative as provided in each applicable Task Order. Notifications under this Section 8.7 shall include the following information, if available:
(e)Reporting individual’s full name, address, and telephone number;
(f)Name of the Product being reported;
(g)A brief description of each Adverse Event being reported (including date and time that each Adverse Event occurred); and
(h)Any other information reasonably necessary for Corcept to adequately report such Adverse Event to the FDA.
9.Confidential Information
9.1Confidential Information. During the Term, either Party may receive from the other Party confidential or trade secret information, including information concerning regulatory submissions, preclinical and/or clinical information about compounds; financial, accounting or business related information or business plans and strategies; data, testing and research techniques, inventions, materials, processes, practices, trade secret, patent application (including drawings and claims), prices, idea, process, or formula; any sample, compound, and any procedures and formulations for producing such sample and/or compound; any data or information relating to any research project, work in process, or future development; and any engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the Party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business, whether in oral, written, visual, graphic or electronic form (collectively “Confidential Information”). For clarity, all: (a) [**]; (b) [**]; and (c) information disclosed by or on behalf of Corcept to Optime under any nondisclosure or confidentiality agreements and/or other agreements between the Parties executed prior to the Effective Date (“Previous Agreements”), shall be deemed Corcept’s Confidential Information under this Agreement. All: (i) [**]; and (ii) information disclosed by or on behalf of Optime to Corcept under any Previous Agreements, shall be deemed Optime’s Confidential Information under this Agreement. This Agreement and [**] established and maintained for the purposes of providing Services herein shall be deemed Confidential Information of both Corcept and Optime.

9.2Obligations of Confidentiality and Non-Use. The Party receiving the Confidential Information of the other Party (“Receiving Party”) agrees to hold in confidence all Confidential Information and, except as permitted under this Agreement, not to use any Confidential Information or disclose or make any Confidential Information available to any third Parties without the written permission of the Party disclosing the Confidential Information (“Disclosing Party”). Notwithstanding the foregoing, the Optime may disclose or make Corcept’s Confidential Information available to Optime’s employees who are bound by written obligations of confidentiality and non-use at least as restrictive as the obligations in this Agreement to the extent necessary to perform the Services. The Receiving Party shall ensure that all of its directors, officers, employees, affiliates, consultants, agents or subcontractors (“Representatives”) who receive the Disclosing Party’s Confidential Information comply with the terms of this Article 9, and the Receiving Party shall be liable to the Disclosing Party for any failure of its Representatives to so comply. The obligations of confidentiality and non-use contained in this Article 9 shall not apply with respect to any of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate by competent written proof: (a) was in the public domain at the time it was disclosed by the Disclosing Party to the Receiving Party or has entered the public domain through no fault of the Receiving Party or its Representatives; (b) was known to the Receiving Party, without restriction, at the time of disclosure by the Disclosing Party to the Receiving Party; (c) was or is independently developed by or for the Receiving Party without any use of Disclosing Party’s Confidential Information; or (d) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party.
9.3Exceptions.
(i)Notwithstanding the foregoing, disclosure by the Receiving Party of the Disclosing Party’s Confidential Information shall not be precluded if such disclosure is pursuant to a valid order or requirement of a court, administrative agency or other governmental body or is otherwise required by law or regulation or rules of a securities exchange; provided, however, that the Receiving Party shall provide prompt notice of such court order or requirement to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure, and cooperate with the Disclosing Party’s efforts in this regard.
(j)Corcept may disclose the Optime’s Confidential Information or jointly owned Confidential Information, as the case may be, to regulatory authorities to the extent such disclosure is required to comply with applicable governmental regulations or is in connection with Corcept’s filings, submissions and communications with regulatory authorities, including the U.S. Securities Exchange Commission.
9.4Survival. The obligations under this Article 9 shall survive for a period commencing on the Effective Date and terminating [**] years from the date of expiration or termination of this Agreement; provided, however, with respect to all [**] (or for a period of [**] years from the expiration or termination of this Agreement, whichever is longer).
9.5Remedy. Optime agrees that its obligations hereunder are necessary and reasonable in order to protect the Corcept’s Confidential Information and business, and expressly agree that monetary damages would be inadequate to compensate Corcept for any breach of the terms of this Agreement. Accordingly, Optime agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Corcept, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, to Corcept, Corcept will be entitled to seek injunctive relief against the threatened breach of this Agreement or any Task Order or the continuation of any such breach, without the necessity of proving actual damages.
10.Intellectual property; Work Product; Storage
10.1Pre-Existing Intellectual Property. Corcept shall remain the sole owner of all right, title and interest in and to, or licensee of, as applicable, all Confidential Information and all intellectual property rights that are owned or controlled by Corcept as of the Effective Date (“Pre-Existing Corcept Intellectual Property”), and no right, title or interest therein is transferred or granted to Optime except solely as provided in Section 10.5. Optime shall remain the sole owner of all right, title and interest in and to, or licensee of, as applicable, all Confidential Information and all intellectual property rights that are owned or controlled by or licensed to Optime as of the Effective Date (“Pre-Existing Optime Intellectual Property”), [**] and all intellectual property rights claiming or covering the [**] and no right, title or interest therein is transferred or granted to Corcept except solely as provided in Section 10.6.
10.2Corcept. Corcept shall own all right, title, and interest in and to all Corcept Work Product, Materials and Deliverables. Optime shall assign, and shall cause its Representatives to assign, and hereby assigns to Corcept all right, title, and interest in and to the Corcept Work Product, Deliverables and Materials. Optime shall require that, prior to the performance by its Representatives of any work in connection with this Agreement, all such Representatives are bound by written agreements providing for the assignment to Optime of all inventions, discoveries and improvements that they may conceive or make in connection with Corcept Work Product, Deliverables and Materials. Optime shall deliver and execute any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purpose and intent of this Section 10.2.
10.3Optime. Optime shall own all right, title, and interest in and to all [**]. Subject to the terms and conditions of this Agreement, Optime hereby grants to Corcept a non-exclusive, irrevocable, perpetual, worldwide, royalty-free, fully-paid license, with the right to grant sublicenses through multiple tiers, under the [**].
10.4[**]. Corcept and Optime shall [**] established and maintained for the purposes of providing the Services herein.
10.5License to Optime.
(a)Subject to the terms and conditions of this Agreement, including Section 10.5(b), Corcept hereby grants Optime a non-exclusive, non-transferable, royalty-free license to use Pre-Existing Corcept Intellectual Property and Corcept Work Product solely for the purpose of [**].
(b)During the Term, in the event Optime has the need to use Corcept’s trademarks, service marks, and related trade dress (the “Marks”) in the Territory solely in connection with the performance of its obligations under this Agreement and/or to provide the Services hereunder, Optime may display or otherwise use the Marks only with prior written approval by Corcept. This Section 10.5(b) shall not constitute a license to use the Marks or the goodwill associated therewith for any other purpose, and upon expiration or termination of this Agreement for whatever reason, Optime shall immediately cease all use of the Marks and the goodwill associated therewith. Optime shall not alter the Marks and further shall not register, or cause to be registered, any marks similar to the Marks. Optime shall not at any time do or permit any act to be done which may in any way impair the rights of Corcept in the Marks. Optime shall not obtain or assert any claim to any of the Marks (whether owned by Corcept or licensed to Corcept) in the Territory or otherwise, and Optime shall assign and hereby assigns to Corcept all its right, title and interest in to any rights so obtained.
10.6License to Corcept. Optime hereby grants to Corcept a worldwide, fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all intellectual property rights that are owned or controlled by Optime and that are [**].
10.7No Implied Rights or Licenses. Neither Party grants to the other Party any rights or licenses in or to any patent or other intellectual property right, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement.
11.Independent Contractor.
The relationship between the Parties is that of independent contractors and not of partners, joint venturers, employers, employees or any other kind of relationship and neither Party has any equity interest, voting right nor control over the other Party. Optime shall have complete and exclusive control over its employees, subcontractors and agents and shall be solely responsible for expenses and liabilities associated with the employment of its employees, subcontractors and agents.
12.Insurance.
12.1Insurance by Corcept.
(a)Corcept shall maintain during the Term, or as otherwise provided in Section 12.3, commercial general liability insurance, including products liability insurance on Products. Such insurance shall cover, among other things, [**]. The limits of such insurance shall not be less than $[**] per occurrence. Such insurance shall name Optime and its subsidiaries as additional insureds. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance program.
(b)Upon request, Corcept shall provide Optime with a Certificate of Insurance which shall indicate all insurance coverage required by this provision herein. Corcept shall provide Optime with [**] days’ notice prior to substantial modification or cancellation of such policies.
12.2Insurance by Optime.
(c)Optime shall maintain during the Term, or as otherwise provided in Section 12.3, the following insurance coverage:
(i)Warehouseman’s legal liability insurance in the amount of at least $[**]. Corcept acknowledges that such warehouseman’s legal liability insurance also insures [**].
(ii)Fire and extended property insurance sufficient to cover [**]. Corcept shall provide Optime at all times with [**] as Optime may [**].
(iii)Worker’s Compensation insurance as required by Applicable Law.
(iv)Commercial general liability’ insurance and umbrella insurance having a combined limit of not less than $[**].

(v)Professional liability and Errors and Omissions Liability insurance covering liability for loss or damage due to an act, error or negligence having a limit of $[**].
(d)Upon request, Optime shall provide Corcept with a Certificate of Insurance which shall indicate all insurance coverage required by this provision herein. Optime shall provide Corcept with [**] days’ notice prior to substantial modification or cancellation of such policies.
12.1All insurance required hereunder shall be with insurance companies rated [**], and shall not have deductibles or self-insured retentions [**]. If any insurance required hereunder is [**], then said insurance shall [**].
13.Representations, Warranties, and Covenants.
13.1Representations, Warranties and Covenants of Optime. Optime represents and warrants as of the Effective Date and during the Term of this Agreement as follows:
(a)Optime (i) is a corporation duly incorporated, validly existing and in good standing; (ii) has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto, and when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; (iii) is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement; (iv) is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for it to perform its obligations under this Agreement and possesses all approvals, consents, orders or authorizations and has made all designations, registrations, declarations and filings with any governmental authority that is required to perform its obligations under this Agreement; and (v) will not enter into any other agreements that would interfere or prevent performance of the obligations described herein.
(b)There is no action, proceeding, or investigation pending that would prohibit Optime from performing its obligations hereunder.
(c)Optime has, and during the Term shall maintain, all necessary federal and state licenses and permits in accordance with Applicable Laws (as amended from time to time) or other appropriate certifications, if applicable, and has the requisite and necessary experience, equipment, facilities and personnel to perform within the Territory the obligations and services contemplated by this Agreement. Optime shall immediately cease all activity under this Agreement if it becomes the subject of an Adverse Enforcement Action, and shall not permit any Representative who, to its knowledge (after performing reasonable inquiry), becomes the subject of an Adverse Enforcement Action from performing any activities under this Agreement. Optime shall immediately notify Corcept if any of its necessary federal and state licenses, permits or other appropriate certifications lapse, expire or are cancelled.
(d)Optime and each of its Representatives have complied fully with and have not violated, and shall comply fully with and shall not violate, any and all Applicable Laws during the Term, including without limitation (a) the Social Security Act,

(b) HIPAA, (c) all state drug selection, dispensing, Pharmacy practice, privacy and consumer protection laws, (d) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), (e) the Public Contracts Anti-Kickback Act (41 U.S.C. § 51 et seq.), (f) the Stark Law (42 U.S.C. § 1395nn), (g) all applicable patient confidentiality and privacy laws, rules, regulations and requirements relating to the terms of this Agreement, (h) all rules and regulations of the FDA and the Centers for Medicare and Medicaid Services, and (i) Missouri Uniform Trade Secret Act. Optime shall immediately notify Corcept in writing of any material civil, criminal or administrative action brought, or to Optime’s knowledge threatened to be brought, against Optime and/or any of its Representatives, and upon request to promptly provide Corcept with reasonably detailed information regarding Optime’s handling and disposition of any such action.
(e)No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Optime and any of its Representatives in connection with this Agreement.
(f)Optime and its Representatives have not breached, violated or defaulted, are not in breach, violation or default of, and shall not breach, violate or default (i) any provisions of its certificate of incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound.
(g)There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Optime’s knowledge, currently threatened against Optime or any of its Representatives.
(h)Optime owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Optime intellectual property, including Optime Pre-Existing Intellectual Property, without any known conflict with, or infringement of, the rights of others, as necessary or useful to perform its obligations under this Agreement. Except as set forth in Exhibit B hereto, neither Optime nor any of its Representatives (i) by conducting its business (including by performing its obligations under this Agreement) would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any Third Party and (ii) have received any communications alleging that it has violated, or do violate, by conducting its business (including by performing its obligations under this Agreement), any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any Third Party.
(i)[**], the property and assets that Optime owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Optime’s ownership or use of such property or assets. With respect to the property and assets it leases, Optime is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.
(j)Neither Optime nor any of its Representatives performing the Services under this Agreement is debarred, suspended, proposed for debarment, or otherwise determined to be ineligible to participate in federal health care programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or convicted of a criminal offense related to the provision of health care items or services (collectively, an “Adverse Enforcement Action”). Optime shall immediately notify Corcept if it or any of its Representatives performing Services under this Agreement becomes the subject of an Adverse Enforcement Action. Optime shall immediately cease all activity under this Agreement if it becomes the subject of an Adverse Enforcement Action, and shall not permit any Representative who, to its knowledge (after performing reasonable inquiry), becomes the subject of an Adverse Enforcement Action from performing any activities under this Agreement.
(k)Optime has delivered to Corcept its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of May 31, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements present fairly the financial condition and position of Optime as of the date of such Financial Statements. Since May 31, 2017, there has not been any material change in the assets, liabilities, financial condition or operations of Optime.
(l)Optime has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect on (a) the results of operations, assets, business or financial condition of Optime or (b) Optime’s ability to perform its obligations under this Agreement. Optime shall maintain sufficient capital and financial wherewithal to maintain its ability to continue as a going concern and until the first anniversary of the Effective Date, Optime shall, solely for the purposes of this Section 13.1(l), exclude any revenues generated from Optime’s customers, including Corcept, to establish its ability to continue as a going concern. Optime maintains and shall continue to maintain a standard system of accounting established and administered in accordance with GAAP.
13.2Representations, Warranties and Covenants of Corcept. Corcept (a) is a corporation duly incorporated, validly existing and in good standing; (b) has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto, and when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; and (c) knows of no law or regulation that would prohibit it from entering into and performing this Agreement.
13.3In connection with this Agreement, each Party represents, warrants and covenants that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, to (a) any Government or Public Official (as defined below); (b) any political party, party official or candidate for public or political office; (c) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (a) or (b) above; or (d) any owner, director, employee, representative or agent of any actual or potential customer of such party (if any such transfer of value would be a violation of any Applicable Laws). Each Party will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery laws. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization ), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.
13.4EXCEPT AS SET FORTH IN THIS ARTICLE 13 (REPRESENTATION, WARRANTIES, AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES. EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.
14.Limitation of Liability.
EXCEPT FOR A BREACH OF ARTICLE 9 (CONFIDENTIALITY) AND SECTION 13.1(h) AND WITHOUT LIMITING A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 15 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, SPECIAL OR EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR WITH THE EXERCISE BY A PARTY OF ITS RIGHTS OR PERFORMANCE BY A PARTY OF ITS OBLIGATIONS HEREUNDER.
15.Indemnification.
15.1Indemnification by Optime. Optime shall indemnify, defend, and hold harmless Corcept and its affiliates and their respective officers, directors and employees (the “Corcept Group”) from any loss, cost, damage, liability or expense (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from any lawsuit, action, claim, demand or proceeding brought by a Third Party (collectively, “Claims”) arising from or associated with: (a) the negligence, gross negligence or intentional misconduct of any member of the Optime Group (defined below), including without limitation any Claim that arises from or is associated with a breach of Section 13.1; (b) a failure by any member of the Optime Group to adhere to the terms of a Task Order, Corcept’s written instructions or the terms and conditions of this Agreement (including a breach of any representations and warranties under this Agreement); or (c) a failure by any member of the Optime Group to comply with Applicable Laws in the performance of a Task Order; except, in each case, to the extent that any such Losses from Claims arise from: (i) a failure by any member of the Corcept Group to adhere to the terms and conditions of this Agreement (including a breach of any representations and warranties under this Agreement); (ii) the negligence, gross negligence or intentional misconduct of any member of the Corcept Group; (iii) the manufacture, use, sale, offer for sale, or importation of Product by any member of the Corcept Group.
15.2Indemnification by Corcept. Corcept shall indemnify, defend, and hold harmless Optime and its affiliates and their respective officers, directors and employees (the “Optime Group”) from any Losses resulting from any Claims arising from or associated with:
(a) a failure by any member of the Corcept Group to adhere to the terms and conditions of this Agreement (including a breach of any representations and warranties under this Agreement); (b) the negligence, gross negligence or intentional misconduct of any member of the Corcept

Group; or (c) the manufacture, use, sale, offer for sale, or importation of Product by any member of the Corcept Group; except, in each case, to the extent that any such Losses from Claims arise from: (i) the negligence, gross negligence or intentional misconduct of any member of the Optime Group; (ii) a failure by any member of the Optime Group to adhere to the terms of a Task Order. Corcept’s written instructions or the terms and conditions of this Agreement (including a breach of any representations and warranties under this Agreement); or (iii) a failure by any member of the Optime Group to comply with Applicable Laws in the performance of a Task Order
15.3Indemnification Procedure. In the event that either Party seeks indemnification hereunder, the indemnified shall promptly notify the indemnifying Party of a claim after it receives notice thereof and, shall permit the indemnifying Party, at the indemnifying Party’s cost, to assume direction and control of the defense and settlement of the claim, and shall cooperate as reasonably requested (at the expense of the indemnifying Party), in the defense of the claim. Neither Party shall settle or otherwise compromise any claim or suit in any manner that adversely affects that other Party hereunder or imposes obligations on the other Party in addition to those set forth in this Agreement, without prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
16.Force Majeure.
A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, acts of terrorism, insurrection, civil strife, riots, government action, or power failure, provided that such performance shall be excused only to the extent of and during such disability; provided, further, that the affected Party takes reasonable, diligent efforts to remove the condition constituting force majeure or to avoid its affects so as to resume performance as soon as practicable. Any time specified for completion of performance in a Task Order falling due during or subsequent to the occurrence of any of such events shall be automatically extended for a period of time equal to the period of such disability. Optime shall promptly notify Corcept if, by reason of any of the events referred to herein. Optime is unable to meet any such time for performance specified in a Task Order.
17.Use of Names.
Subject to Section 10.5(b), neither Party shall use the other Party’s name or the name of any member of that Party’s personnel in any advertising, packaging, promotional material, or press release relating to this Agreement, without the prior written approval of the other Party except to the extent such disclosure is reasonably necessary for (a) regulatory’ filings, including filings with the U.S. Securities and Exchange Commission or the FDA (or any equivalent oversight body in a country other than the United States), or (b) complying with applicable governmental regulations and legal requirements.
18.Termination.
18.1Term. This Agreement shall have a term of five (5) years from the Effective Date, unless earlier terminated in accordance with this Article 18 (the “Term”). This Agreement may be extended by the written agreement of the Parties. Termination of this Agreement as permitted hereunder shall result in the termination of all Task Orders.
18.2Termination
(a)Material Breach. Either Party may terminate this Agreement in the event of breach of a material obligation of the other if such breach remains uncured after

[**] days’ notice; provided, however, in the event Optime breaches Section 13.1(h) of this Agreement, then Corcept may immediately terminate this Agreement upon written notice to Optime.
(b)Termination for Debarment. Corcept shall have the right to terminate this Agreement immediately upon written notice to Optime if Optime or any of Representatives providing Services hereunder becomes debarred or receives notice of or threat of debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended or any other federal or state debarment or exclusion list.
(c)Termination for Convenience. Corcept shall have the right to terminate this Agreement in its entirety or any Task Order for a particular Project at any time with or without cause upon [**] days’ prior written notice to Optime. In the event a Task Order is terminated without cause, Corcept shall [**], together with [**]. Optime shall [**] and any excess funds held in reserve by Optime shall promptly be returned to Corcept.
(d)Bankruptcy or Insolvency. Either Party may terminate this Agreement immediately upon written notice to the other Party, if such other Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, a receiver or trustee is appointed with respect to a substantial part of such other Party’s property, or a proceeding is commenced against it which will substantially impair its ability to perform hereunder.
18.3Effect of Termination
(e)Upon expiration or termination of this Agreement or any Task Order:
(vi)Optime shall immediately return and transfer all Corcept property in Optime’s possession and control, including [**] and any other Confidential Information of Corcept, according to Company’s instructions. Any return of Product inventory shall be at Corcept’s expense;
(vii)Optime will use its [**] to transfer any data, including patient data and files, inventory and any other items specified by Corcept, as well as any other items as may [**] by the successor pharmacy or pharmacies designated by Corcept and take such other steps, without delay, as are [**] to assure that Patients continue to receive Products without interruption or delay;
(viii)Optime shall use its [**] to collect, or assist a Corcept-designated Third Party to collect, any outstanding Corcept Funds.
(f)The termination of any Task Order will not terminate this Agreement with respect to other ongoing Task Orders.
(g)Upon termination of any Task Order, Corcept shall pay to Optime all undisputed amounts due for all Services rendered by Optime under the terms of the Task Order in addition to any non-cancellable obligations or expenditures incurred by Optime in accordance with the Task Order, provided that all such payments have been previously authorized by Corcept. Such payments shall be paid on a pro rata basis up to the effective date of termination of such Services to the extent such payments were not yet paid under the provisions of the applicable Task Order. Any funds held by Optime, which by contract definition or amendment are deemed unearned shall be immediately returned to Corcept, but not less than [**] days after termination or expiration of any Task Order or this Agreement.
(h)Article 1, 4, 7, Section 8.1, Article 9, Sections 10.1, 10.2, 10.3, 10.4 and 10.7, Articles 11 through 14 (inclusive), Article 17, Sections 18.2 and 18.3, Article 19, Articles 21 through 28 (inclusive) shall survive termination or expiration of this Agreement.
19.Exclusivity; Preferred Provider
19.1During the Term, Optime shall not, directly or indirectly, perform distribution services for any third party with respect to a treatment or potential treatment for any disorder treated by a Product.
19.2Unless expressly stated otherwise in the applicable Task Order, Optime shall be Corcept’s exclusive provider of direct-to-patient pharmacy services for any Product covered by a Task Order.
20.Assignment.
Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may assign this Agreement without such consent to an affiliated company or to an entity who acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, acquisition, consolidation, reorganization, sale or otherwise). Any such permitted assignment shall be effective only if the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment of this Agreement not in compliance with this Article 19 shall be null and void.
21.Notice.
All notices required or permitted hereunder shall be given to the appropriate Party at the address specified above or at such other address as the Party shall specify in writing. Such notice shall be deemed given: (i) as of the day of personal delivery; (ii) one (1) day after the date sent by confirmed facsimile or confirmed email; or (iii) on the day of successful delivery to the other Party and confirmed by courier service:
Corcept:    Corcept Therapeutics Inc.
149 Commonwealth Drive
Menlo Park, CA 94025
Attention:     Sean Maduck, Sr. Vice President, Commercial
JD Lyon, Vice President, Corporate Controller
Email:    [**]
[**]
Fax:     650-327-3218
Optime:     Optime Care, Inc.
4060 Wedgeway Court
Earth City, MO 63045
Attention:    President & CEO; Donovan J. Quill
Email:    [**]
Fax:    888 868-3147

22.Choice of Law
The validity and interpretation of this Agreement and the legal relations of the Parties under this Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles requiring the application of a different governing law.
23.No Implied Rights
No right or license is granted under this Agreement by either Party to the other Party (expressly, impliedly or by estoppel), except as specifically set forth in this Agreement.
24.Amendments; Waiver
No amendments or waivers of this Agreement shall be binding upon either Party unless in writing, signed by the Parties and specifying the provision of this Agreement that is amended or waived. No waiver by either Party of any breach of this Agreement or any Task Order by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.
25.Entire Agreement
This Agreement sets forth the entire agreement between the Parties hereto with respect to the performance of Projects by Optime for Corcept hereunder and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, purchase orders, and commitments with respect thereto, including any prior confidentiality or nondisclosure agreement between the Parties, and any confidential information disclosed under such prior agreement shall be governed under the terms of this Agreement.
26.Severability
In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. The Parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
27.Construction
Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. No rule of strict construction shall be applied in the interpretation or construction of this Agreement. The headings are included in this Agreement merely for convenience of reference, and they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” Except as expressly set forth in this Agreement, whenever a Party’s consent or approval is required under this Agreement, that Party may grant or deny its consent or approval in its sole and absolute discretion. Time is “of the essence” in the performance of obligations under this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.

28.Counterparts
This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which will constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which will be binding when sent.
Signature page follows.

In Witness Whereof, the Parties hereto have duly executed this Agreement. The Parties acknowledge that the date of signature may not be the Effective Date.

CORCEPT THERAPEUTICS INCORPORATED		OPTIME CARE, INC.

By:	/s/ Charles Robb	By:	/s/ Donovan J. Quill

Name:	Charles Robb	Name:	Donovan J. Quill

Title:	Chief Financial Officer	Title:	President and CEO

Date:	August 3, 2017	Date:	August 3, 2017

EXHIBIT A

FORM OF TASK ORDER

Task Order Number [INSERT NUMBER]
to Master Services Agreement Between
Corcept Therapeutics Inc. and Optime Care, Inc.
This Task Order Number [INSERT NUMBER] (the “Task Order”) is effective as of [INSERT DATE] pursuant to, and as a part of, that certain Distribution Services Agreement (the “Agreement”) effective [June 1], 2017 between Corcept Therapeutics Inc. (“Corcept”) and Optime Care, Inc. (“Optime”).

Product	For the purposes of this Task Order, “Product” shall mean, Corcept’s product known as [INSERT PRODUCT NAME] and any successor thereto.
Territory:	[INSERT TERRITORY (e.g., United States, European Union, etc.)]
Project Director	[INSERT NAME]
Corcept Representative	[INSERT NAME]
Corcept Personnel	[INSERT THE NUMBER OF PERSONNEL TO BE STAFFED ON THIS PROJECT AND ONLY THE APPLICABLE POSITION TITLE OF THE PERSONNEL]
SOP(s)and Financial Controls:	[INSERT ALL SOPS AND FINANCIALS CONTROLS APPLICABLE TO THIS PROJECT.]
Services to be Performed:	[INSERT DESCRIPTION OF EACH SERVICE TO BE PERFORMED.]
Project Schedule and Timeline of Services	Target Start Date: [INSERT DATE] Target Completion Date (if applicable): [INSERT DATE, ONLY IF APPLICABLE.]
Services Fees
Deliverables and Delivery Schedule	Optime shall generate and provide to Corcept the following Deliverables: •[INSERT DELIVERABLE]: [DELIVERY SCHEDULE; E.G., DAILY/WEEKLY/MONTHLY/ QUARTERLY/ANNUALLY].

Product Complaint Contact Information	[INSERT APPROPRIATE CORCEPT QA PERSONNEL NAME AND CONTRACT INFORMATION]
Adverse Event Contact Information	[INSERT APPROPRIATE CORCEPT PV PERSONNEL NAME AND CONTRACT INFORMATION]
Other Terms, If Any	(INSERT TERMS, IF ANY]

In Witness Whereof, the Parties hereto have duly executed this Agreement. The Parties acknowledge that the date of signature may not be the Effective Date.

Corcept Therapeutics Inc. By: _____________________________ Print Name: _____________________________ Title: _____________________________ Date: _____________________________	Optime care, inc. By: ______________________________ Print Name: ______________________________ Title: ______________________________ Date: ______________________________

EXHIBIT B

DISCLOSURE SCHEDULE
1.Section 13.1(h)(ii). Letter to Donovan Quill of Optime Care, Inc. from Aaron H. Kastens of Michael Best & Friedrich LLP, counsel to Dohmen Life Science Services, LLC, dated February 28, 2017.
2.Section 13.1(h)(ii). Letter to Aaron H. Kastens of Michael Best & Friedrich LLP, counsel to Dohmen Life Science Services, LLC, from Jeffrey L. Schultz, counsel to Optime Care, Inc., dated March 6, 2017.